Exhibit 99.1

SWM and Neenah to Combine in All-Stock Transaction to Create a ~$3 Billion Global Leader in Specialty Materials

•	Positioned to Better Serve Customers with Leading Technologies, Innovation, and Global Scale

•	Expect at Least $65 Million in Annual Run-Rate Cost Synergies Achieved in 24-36 Months

•	Complementary High-Growth Product Portfolios to Accelerate Revenue Opportunities

•	Combined Company to Have Strong Financial Profile with Additional Flexibility

•	Companies to Host Conference Call Today at 8:30 a.m. ET

ALPHARETTA, GEORGIA – March 28, 2022 – Schweitzer-Mauduit International, Inc. (NYSE: SWM) (“SWM”) and Neenah, Inc. (NYSE: NP) (“Neenah”), two leading global manufacturers of specialty materials, today announced that they have entered into a definitive agreement to combine in an all-stock merger of equals with combined revenues of approximately $3 billion, expanded scale and capabilities, and accelerated growth opportunities.

This transaction brings together two organizations with highly complementary technologies, geographies and product portfolios in specialty materials. The combined company will capitalize on powerful megatrends with strong positions in large, growing categories including Filtration, Healthcare & Wellness, Protective & Adhesive Solutions, Industrial Solutions, and Packaging & Specialty Paper.

Under the terms of the agreement, which was unanimously approved by the Boards of Directors of both companies, shareholders of Neenah will receive 1.358 shares of SWM common stock for each share of Neenah common stock owned. Following the closing of the transaction, SWM shareholders will own approximately 58 percent of the combined company, and Neenah shareholders will own approximately 42 percent of the combined company, in each case, on a fully diluted basis.

“I’m proud of the work our team has done to successfully expand and grow our global portfolio over the last several years, adding core capabilities and scale to better serve our customers. This merger is an exciting next step on our journey and one that will deliver significant shareholder value,” said Dr. Jeff Kramer, Chief Executive Officer of SWM. “SWM has earned a reputation as a critical solutions provider. The combination with Neenah is a continuation of our strategic intent to solve our customers’ most complex design challenges. We are excited by the numerous benefits of this merger, including the significantly broadened customer base, product lines and technical expertise. At the same time, combining the talented teams, cultures and well-run operations of Neenah and SWM will enhance our position as a world-class leader across our end-markets, poised to drive long-term growth and attractive returns. We look forward to working with the Neenah team to unlock the tremendous value of this compelling combination for all stakeholders.”

“This combination is a unique opportunity to accelerate our growth strategy and continue the transformation of our business, creating a global leader in specialty materials with strong and defensible positions in attractive end-markets,” said Julie Schertell, President and Chief Executive Officer of Neenah. “Merging our two companies enhances our ability to grow and solve the needs of our customers for demanding, innovative products that address global challenges such as the necessity for clean water and air, sustainable alternatives, and enhanced health and wellness. The synergy potential for this transaction is significant, and the all-stock structure enables shareholders of both companies to participate in the substantial value creation and future growth opportunities of the combined company. SWM has a talented team that shares our values, with a focus on employee safety, innovation and customer intimacy. We look forward to delivering on the potential of this transaction by capitalizing on our combined capabilities and strengths.”

Strategic and Financial Benefits of the Combination

•	Creates a Global Leader in Specialty Materials with a Broad Portfolio of Solutions: Combining the Neenah and SWM product portfolios will enhance exposure to growing, global end-markets with clear megatrends of clean air and water, health and wellness, sustainability, and advanced protective solutions. Complementary capabilities exist in key categories including filtration, healthcare, tape, packaging, release liners, and adhesive solutions.

•	Highly Achievable Cost Synergies: The transaction is expected to achieve at least $65 million in annual run-rate cost synergies within 24-36 months post close. Key cost savings include organizational optimization, procurement and other supply chain efficiencies, and redundant public company costs.

•	Accelerates Growth with Enhanced Scale and Larger Global Footprint: The combination is expected to accelerate long-term revenue growth, with numerous opportunities to cross-sell the extensive suite of specialty materials, leverage each company’s deep customer relationships, combined technology portfolio, and innovation capabilities. In addition, with operations spanning four continents, the combination will create a stronger presence to better serve customers both globally and regionally, with significant opportunities to increase penetration in several geographies.

•	Strong Financial Profile and Commitment to Shareholder Value Creation: The combined company is projected to have approximately $450 million of pro-forma adjusted EBITDA (including synergies) and margins of more than 15 percent in highly specialized, defensible categories. The transaction is also expected to increase the combined company’s ability to generate cash, providing financial stability and flexibility. The combined company intends to uphold Neenah and SWM’s track records of prioritized uses of cash, including returning capital to shareholders. As a larger, well-capitalized company, the combined entity also expects to benefit from greater access to capital markets, opportunities for lower cost of capital, and long-term strategic optionality.

•	Accelerates Innovation: The combined company’s suite of technologies, intellectual property, and R&D capabilities in material science is expected to accelerate the pace of innovation, with the potential to deliver breakthrough, high-growth products that better meet the ongoing needs of customers and drive long-term profitability for shareholders.

•	Shared Values and Culture: SWM and Neenah have highly aligned outlooks on business, prioritizing employee safety and development, and partnering with customers to create premium, unique solutions that fuel their success. With shared commitments to environmental stewardship, sustainability, engagement, inclusion, and corporate governance, the combined business will build upon both companies’ ongoing ESG efforts.

Headquarters, Leadership and Governance

The combined company will remain headquartered in Alpharetta, Georgia and will be led by a proven management team that reflects the strengths and capabilities of both organizations. Upon close, Julie Schertell, President and Chief Executive Officer of Neenah, will serve as President and Chief Executive Officer of the combined company. Dr. Jeff Kramer, Chief Executive Officer of SWM, will serve as a strategic advisor for the combined company following the close of the transaction. A new name for the combined company will be selected in connection with the merger.

The new Board will consist of nine directors, five of whom will be from the SWM Board and four of whom will be from the Neenah Board, including Ms. Julie Schertell. John D. Rogers, Non-Executive Chairman of the SWM Board, will serve as Non-Executive Chair of the combined company’s Board of Directors.

Approvals and Closing

The transaction has been unanimously approved by the Boards of Directors of both SWM and Neenah. The merger is expected to close in the second half of 2022, subject to Neenah and SWM shareholder approval, regulatory approvals and other customary closing conditions.

Advisors

J.P. Morgan Securities LLC is serving as financial advisor and King & Spalding LLP is serving as legal advisor to SWM. Perella Weinberg Partners LP is serving as financial advisor and Bryan Cave Leighton Paisner LLP is serving as legal advisor to Neenah. Cravath, Swaine & Moore LLP is serving as legal advisor to the independent members of the Neenah Board of Directors.

Joint Investor Call

SWM and Neenah management will hold a joint conference call and webcast today at 8:30 a.m. ET to discuss the transaction. The live event can be accessed directly using this link or by visiting the Investor Relations sections of the Neenah or SWM websites. In addition, an investor presentation and infographic are available on both websites. Today’s conference call may also be accessed by dialing 877-524-8416 or +1-412-902-1028. A replay of the webcast will be available through April 25, 2022 on both companies’ websites, or by dialing 877-660-6853 or 201-612-7415 and providing the access code 13728309.

About SWM

Schweitzer-Mauduit International, Inc., operating as SWM International, is a leading global performance materials company, focused on finding ways to improve everyday life by bringing best-in-class innovation, design, and manufacturing solutions to our customers. Our highly engineered films, adhesive tapes, foams, nets, nonwovens, and papers are designed and manufactured using resins, polymers, and natural fibers for a variety of industries and specialty applications. SWM and its subsidiaries manufacture on four continents, conduct business in over 90 countries and employ approximately 5,000 people worldwide. For further information, please visit SWM’s website at www.swmintl.com.

About Neenah, Inc.

Neenah is a leading global manufacturer of specialty materials serving customers across six continents, with headquarters in Alpharetta, Georgia. We are focused on growing in filtration media, specialty coatings, engineered materials and imaging & packaging. Our materials are in various products used every day, such as transportation and water filters, premium packaging of spirits, technology and beauty products, industrial labels, tapes and abrasives, and digital printing for high-end apparel. To learn more, please visit www.neenah.com.

Forward-Looking Statements

Certain of the matters discussed in this communication which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are based on current expectations, estimates and projections about the industry and markets in which SWM and Neenah operate and beliefs of and assumptions made by SWM management and Neenah management, involve uncertainties that could significantly affect the financial condition, results of operations, business plans and the future performance of SWM, Neenah or the combined company. Words such as “believes,” “anticipates,” “expects,” “assumes,” “outlook,” “intends,” “targeted,” “estimates,” “forecasts,” “projects,” “plans,” “may,” “could,” “should,” “would,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying these statements. Such forward-looking statements include, but are not limited to, statements about the strategic rationale and financial benefits of the transaction, including expected future financial and operating results and the combined company’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to projections of revenue, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; statements of plans and objectives of SWM or Neenah or their respective management or Board of Directors, including those relating to products or services; and statements of future economic performance — are forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained, and therefore actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. In addition to factors previously disclosed in SWM’s and Neenah’s reports filed with the SEC and those identified elsewhere in this communication, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of SWM and Neenah to terminate the merger agreement; the outcome of any legal proceedings that may be instituted against SWM, Neenah or their respective directors; the ability to obtain regulatory approvals and meet other closing conditions to the merger on a timely basis or at all, including the risk that regulatory approvals required for the merger are not obtained on a timely basis or at all, or are obtained subject to conditions that are not anticipated or that could adversely affect the combined company or the expected benefits of the transaction; the ability to obtain approval by SWM shareholders and Neenah shareholders on the expected terms and schedule; difficulties and delays in integrating SWM and Neenah businesses; failing to fully realize anticipated cost savings and other anticipated benefits of the merger when expected or at all; business disruptions from the proposed merger that will harm SWM’s or Neenah’s business, including current plans and operations; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the merger, including as it relates to SWM’s or Neenah’s ability to successfully renew existing client contracts on favorable terms or at all and obtain new clients; the substantial indebtedness SWM expects to incur and assume in connection with the proposed transaction and the need to generate sufficient cash flows to service and repay such debt; the possibility that SWM may be unable to achieve expected synergies and operating efficiencies within the expected time-frames or at all and to successfully integrate Neenah’s operations with those of SWM; failing to comply with the applicable laws or legal or regulatory developments; inflation, currency and interest rate fluctuations; the ability of SWM or Neenah to retain and hire key personnel; the diversion of management’s attention from ongoing business operations; the duration and effects of the COVID-19 pandemic, general economic and business conditions, particularly in the context of the COVID-19 pandemic; increases in maintenance and operating costs; security threats; reliance on technology and related cybersecurity risk; trade restrictions or other changes to international trade arrangements; transportation of hazardous materials; various events which could disrupt operations, including geopolitical events, wars, conflicts, illegal blockades of rail networks, and natural events such as severe weather, droughts, fires, floods and earthquakes; climate change; labor negotiations and disruptions; environmental claims; uncertainties of investigations, proceedings or other types of claims and litigation; risks and liabilities arising from derailments; timing and completion of capital programs; uncertainty as to the long-term value of the common stock of SWM following the merger, including the dilution caused by SWM’s issuance of additional shares of its common stock in connection with the transaction; the continued availability of capital and financing following the merger; the business, economic and political conditions in the markets in which SWM and Neenah operate; and events beyond SWM’s or Neenah’s control, such as acts of terrorism.

Any forward-looking statements speak only as of the date of this communication or as of the date they were made, and neither SWM nor Neenah undertakes any obligation to update forward-looking statements. For a more detailed discussion of these factors, also see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in SWM’s and Neenah’s most recent annual reports on Form 10-K for the year ended December 31, 2021, and any material updates to these factors contained in any of SWM’s and Neenah’s future filings with the U.S. Securities and Exchange Commission (the “SEC”).

As for the forward-looking statements that relate to future financial results and other projections, actual results will be different due to the inherent uncertainties of estimates, forecasts and projections and may be better or worse than projected and such differences could be material. Given these uncertainties, you should not place any reliance on these forward-looking statements. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Additional Information and Where to Find It

In connection with the proposed merger, SWM will file with the SEC a registration statement on Form S-4 to register the shares of SWM’s common stock to be issued in connection with the merger. The registration statement will include a joint proxy statement/prospectus which will be sent to the shareholders of SWM and Neenah seeking their approval of their respective transaction-related proposals. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE RELATED JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, WHEN THEY BECOME AVAILABLE, BECAUSE THEY DO AND WILL CONTAIN IMPORTANT INFORMATION ABOUT SWM, NEENAH AND THE PROPOSED MERGER.

Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from SWM at its website, www.swmintl.com, or from Neenah at its website, www.neenah.com. Documents filed with the SEC by SWM will be available free of charge by accessing SWM’s website at www.swmintl.com under the heading Investor Relations, or, alternatively, by directing a request by telephone or mail to SWM at 100 North Point Center East, Suite 600, Alpharetta, Georgia 30022, Attention: Investor Relations (1-800-514-0186), and documents filed with the SEC by Neenah will be available free of charge by accessing Neenah’s website at www.neenah.com under the heading Investor Relations or, alternatively, by directing a request by telephone or mail to Neenah at 3460 Preston Ridge Road, Alpharetta, Georgia 30005, Attention: Investor Relations: (678-566-6500).

Participants in the Solicitation

SWM and Neenah and certain of their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Neenah and SWM in connection with the proposed merger under the rules of the SEC. Information about SWM’s directors and executive officers is available in SWM’s proxy statement dated March 18, 2022 for its 2022 Annual Meeting of Shareholders. Information about Neenah’s directors and executive officers is available in Neenah’s proxy statement dated April 9, 2021 for its 2021 Annual Meeting of Shareholders. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the merger when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the SEC’s website at www.sec.gov or from Neenah or SWM using the sources indicated above.

No Offer or Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities, in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Investor Contacts
Neenah, Inc.	SWM International
Kyle Anderson	Mark Chekanow
Vice President, Corporate Strategy and Investor Relations	Director, Investor Relations
(678) 518-3278	(770) 569-4229
investors@neenah.com	investors@swmintl.com

Media Contacts
Neenah, Inc.	SWM International
Missy Elam	Mary Gibson
Director, Corporate Communications	Director, Enterprise Communications
media@neenah.com	mgibson@swmintl.com
(678) 518-3263	(770) 569-4328